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                                                                    EXHIBIT 99.3


                        SERVICE CORPORATION INTERNATIONAL

                AMENDMENT TO THE 1996 NONQUALIFIED INCENTIVE PLAN


         AMENDMENT, dated as of November 11, 1999, to the Service Corporation International 1996 Nonqualified Incentive Plan, as amended on November 13, 1997 (the "1996 Nonqualified Plan").

         1. The 1996 Nonqualified Plan is hereby amended effective as of the date hereof, as follows:

         Section 4.2 is hereby amended and restated in its entirety as follows:

                  The total number of shares of Stock with respect to which Options may be granted under the Plan shall be 6,700,000 shares. The shares of Stock may be treasury shares or authorized but unissued shares. The numbers of shares of Stock stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5.

                  In the event that any Option shall expire or terminate for any reason or any Option is surrendered, the shares of Stock allocable to that Option may again be subject to an Option granted under the Plan.

         Section 5.8 is hereby amended and restated in its entirety as follows:

                  Subject to the provisions of Section 4.2 hereof, the maximum number of Options which may be awarded under this Article V during the term of the Plan shall be 6,700,000 shares.


                                       SERVICE CORPORATION INTERNATIONAL


                                       By:    /s/  JAMES M. SHELGER
                                          --------------------------------------
                                          Senior Vice President